007 Putnam Voyager Fund attachment
1/31/04 Semi-annual

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended January
31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $340,331.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1	(000s omitted)

Class A	666,813
Class B	192,236
Class C	8,939

74U2	(000s omitted)

Class M	18,696
Class R	5
Class Y	195,144

74V1

Class A	16.19
Class B	14.27
Class C	15.67

74V2

Class M	15.32
Class R	16.16
Class Y	16.67